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                                                                      Exhibit 5


              [Letterhead of Womble Carlyle Sandridge & Rice, PLLC]

September 21, 2001

Blue Rhino Corporation
104 Cambridge Plaza Drive
Winston Salem, North Carolina 27104

         Re: Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to Blue Rhino Corporation (the "Company") in connection with the registration by the Company of 4,246,500 shares of its Common Stock, $.001 par value per share (the "Shares"), that may be offered and sold by certain stockholders of the Company from time to time following conversion of shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

     In connection with the foregoing, we have examined, among other things, the Registration Statement and certified copies of the Company's Second Amended and Restated Certificate of Incorporation, as amended (the "Charter"), the Company's Amended and Restated Bylaws (the "Bylaws") and Resolutions of the Company's Board of Directors dated August 31, 2000 and October 22, 2000 (the "Resolutions," and together with the Registration Statement, the Charter and the Bylaws, the "Documents"). In rendering this opinion, we have relied on a certificate of officers of the Company with respect to the accuracy of factual matters contained therein.

     In connection with our review, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the proper issuance and accuracy of certificates of officers and agents of the Company.

     In stating our opinion, we have assumed that the authorization of the issuance of those Shares issued as dividends on shares of Series A Stock is made at a duly called and validly held meeting of the Board of Directors of the Company in a manner complying with the terms of the Documents and Delaware law.

     Based on the foregoing, we are of the opinion that the Shares, when issued upon conversion of the Series A Stock in accordance with the Documents, will be legally issued, fully paid and nonassessable.

     We hereby consent to be named in the Registration Statement under the heading "Legal Matters" as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        WOMBLE CARLYLE SANDRIDGE & RICE
                                        A Professional Limited Liability Company

                                        By:  /s/ Jeffrey C. Howland
                                             -----------------------------------
                                                 Jeffrey C. Howland